As filed with the Securities and Exchange Commission on May 12, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ASHFORD HOSPITALITY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	86-1062192 (I.R.S. Employer Identification Number)

Ashford Hospitality Trust, Inc.
2021 Stock Incentive Plan
(Full title of the plan)

14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254
(972) 490-9600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert G. Haiman
Executive Vice President, General Counsel and Secretary
14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254
(972) 490-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard M. Brand
Gregory P. Patti Jr.
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281
(212) 504-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered C	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	5,300,000 shares	$2.62	$13,886,000	$1,514.96

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from common stock splits, common stock dividends or similar transactions.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on May 6, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We hereby incorporate by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	our Annual Report for the fiscal year ended December 31, 2020, filed with the Commission on Form 10-K on March 16, 2021;
(b)	our Quarterly Report for the fiscal quarter ended March 31, 2021, filed with the Commission on Form 10-Q on May 10, 2021;
(c)	our Current Reports on Form 8-K, filed with the SEC on January 5, 2021, January 7, 2021, January 15, 2021, January 15, 2021 (both Form 8-Ks filed on such date, but excluding disclosure under Item 7.01 of Form 8-K), January 20, 2021, January 21, 2021, January 22, 2021, February 2, 2021, February 23, 2021, February 24, 2021 (but only disclosure filed under Item 3.02 of Form 8-K on such date), March 3, 2021, March 11, 2021, March 15, 2021, March 19, 2021, April 2, 2021, April 8, 2021 (but excluding disclosure under Item 7.01 of Form 8-K), April 9, 2021, April 19, 2021 and April 22, 2021 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished therewith);
(d)	our prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, relating to the registration statement on Form S-11; and
(e)	the description of our Common Stock in our registration statement on Form 8-A filed with the Commission on August 19, 2003 and any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered under the registration statement have been sold or that deregisters all securities remaining unsold at the time of the amendment. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that the statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any document forming any part of the Section 10(a) prospectus to be delivered to participants in connection with, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

In this registration statement and each prospectus supplement relating hereto, unless otherwise specified, the terms “we,” “us” and “our” and “our company” refer to Ashford Hospitality Trust, Inc., and its consolidated subsidiaries.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Our charter and the partnership agreement of our operating partnership provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:
•	was committed in bad faith; or
•	was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation (other than for expenses incurred in a successful defense of such an action) or for a judgment of liability on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity. Our bylaws also obligate us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described in preceding sentence and to any employee or agent of our company or a predecessor of our company.

The partnership agreement of our operating partnership provides that we, as general partner, and our officers and directors are to be indemnified to the fullest extent permitted by law. The partnership agreement provides that neither the general partner, nor any of its directors and officers will be liable to the partnership or to any of its partners as a result of errors in judgment or mistakes of fact or law or of any act or omission, if the general partner acted in good faith.

In addition, the partnership agreement requires our operating partnership to indemnify and hold the general partner and its directors, officers and any other person it designates, harmless from and against any and all claims arising from operations of the operating partnership in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the indemnitee actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

No indemnitee may subject any partner of our operating partnership to personal liability with respect to this indemnification obligation as this indemnification obligation will be satisfied solely out of the assets of the partnership.

The 2021 Stock Incentive Plan also provides that neither any member of our Board of Directors (or any committee thereof administering the Plan) nor any employee or agent of the Company or its subsidiaries shall be liable for any action or omission taken, or determination made, with respect to the Plan or any award thereunder (unless constituting fraud or a willful criminal act or omission). Each of the foregoing shall be indemnified and held harmless by the Company against any losses, costs, liabilities or expenses (including attorneys’ fees) that may be imposed in connection with any action, suit, or proceeding in which the foregoing may be involved by reason of any action or omission with respect to the Plan or an award thereunder, including an advancement of such expenses (to be repaid by the applicable individual if it is ultimately determined that such individual was not entitled to indemnification). The rights to indemnification under the 2021 Stock Incentive Plan are in addition to, and not in lieu of, any other indemnification to which the foregoing may be entitled under our organizational documents, as a matter of law, under an individual indemnification contract, or otherwise.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit	Description
3.1	Articles of Amendment and Restatement, as amended by Amendment Number One to Articles of Amendment and Restatement (incorporated by reference to Exhibit 4.6 to Registration Statement on Form S-3 filed May 15, 2015).
3.2	Amendment Number Two to Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on May 22, 2017) (File No. 001-31775).
3.3	Articles of Amendment to the Company’s charter (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on July 1, 2020) (File No. 001-31775).
3.4	Second Amended and Restated Bylaws, as amended by Amendment No. 1 on October 26, 2014, by Amendment No. 2 on October 19, 2015 and by Amendment No. 3 on August 2, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on August 8, 2016) (File No. 001-31775).

4.1	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 of Form S-11/A, filed on August 20, 2003).
4.1.1	Articles Supplementary for Series A Cumulative Preferred Stock, dated September 15, 2004 (incorporated by reference to Exhibit 4.1.1 of Form 10-K, filed on February 28, 2012) (File No. 001-31775).
4.1.2	Form of Certificate of Series A Cumulative Preferred Stock (incorporated by reference to Exhibit 4.1.2 of Form 10-K, filed on February 28, 2012) (File No. 001-31775).
4.2.1	Articles Supplementary for Series D Cumulative Preferred Stock, dated July 17, 2007 (incorporated by reference to Exhibit 3.5 to the Registrant’s Form 8-A, filed July 17, 2007).
4.2.2	Form of Certificate of Series D Cumulative Preferred Stock (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-A, filed July 17, 2007).
4.3.1	Articles Supplementary for Series E Cumulative Preferred Stock, dated April 15, 2011 (incorporated by reference to Exhibit 3.6 to the Registrant’s Form 8-A, filed April 18, 2011).
4.3.2	Form of Certificate of Series E Cumulative Preferred Stock (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-A, filed April 18, 2011).
4.4	Articles Supplementary for Series F Cumulative Preferred Stock, accepted for record and certified by the Maryland State Department of Assessments and Taxation on July 11, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed July 12, 2016) (File No. 001-31775).
4.5	Articles Supplementary for Series G Cumulative Preferred Stock, accepted for record and certified by the Maryland State Department of Assessments and Taxation on October 17, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on October 18, 2016) (File No. 001-31775).
4.6	Articles Supplementary for Series H Cumulative Preferred Stock, accepted for record and certified by the Maryland State Department of Assessments and Taxation on August 18, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on August 22, 2017) (File No. 001-31775).
4.7	Articles Supplementary for Series I Cumulative Preferred Stock, accepted for record and certified by the Maryland State Department of Assessments and Taxation on November 14, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on November 14, 2017) (File No. 001-31775).
4.8	Description of Securities (incorporated by reference to Exhibit 4.8 to the Registrant’s Form 10-K, filed on March 16, 2021).
10.1.1	Ashford Hospitality Trust, Inc. 2021 Stock Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 30, 2021).
5.1	Opinion of Hogan Lovells US LLP.
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
23.2	Consent of BDO USA, LLP.
24.1	Power of Attorney (included in the signature page to this registration statement).

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 12th day of May, 2021.

Ashford Hospitality Trust, Inc.

By:	/s/ Robert G. Haiman
	Name:	Robert G. Haiman
	Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Deric S. Eubanks, J. Robison Hays, III and Robert G. Haiman and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ J. Robison Hays, III J. Robison Hays, III	Chief Executive Officer and President; Director (Principal Executive Officer)	May 12, 2021
/s/ Robert G. Haiman Robert G. Haiman	Executive Vice President, General Counsel and Secretary	May 12, 2021
/s/ Deric S. Eubanks Deric S. Eubanks	Chief Financial Officer and Treasurer (Principal Financial Officer)	May 12, 2021
/s/ Jeremy J. Welter Jeremy J. Welter	Chief Operating Officer	May 12, 2021
/s/ Mark L. Nunneley Mark L. Nunneley	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2021
/s/ Monty J. Bennett Monty J. Bennett	Director and Chairman of the Board	May 12, 2021
/s/ Benjamin J. Ansell, MD Benjamin J. Ansell, MD	Director	May 12, 2021
/s/ Amish V. Gupta Amish V. Gupta	Lead Director	May 12, 2021
/s/ Kamal Jafarnia Kamal Jafarnia	Director	May 12, 2021
/s/ Frederick J. Kleisner Frederick J. Kleisner	Director	May 12, 2021
/s/ Sheri L. Pantermuehl Sheri L. Pantermuehl	Director	May 12, 2021

/s/ Alan L. Tallis Alan L. Tallis	Director	May 12, 2021

EXHIBIT INDEX

Exhibit	Description
3.1	Articles of Amendment and Restatement, as amended by Amendment Number One to Articles of Amendment and Restatement (incorporated by reference to Exhibit 4.6 to Registration Statement on Form S-3 filed May 15, 2015).
3.2	Amendment Number Two to Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on May 22, 2017) (File No. 001-31775).
3.3	Articles of Amendment to the Company’s charter (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on July 1, 2020) (File No. 001-31775).
3.4	Second Amended and Restated Bylaws, as amended by Amendment No. 1 on October 26, 2014, by Amendment No. 2 on October 19, 2015 and by Amendment No. 3 on August 2, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on August 8, 2016) (File No. 001-31775).
4.1	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 of Form S-11/A, filed on August 20, 2003).
4.1.1	Articles Supplementary for Series A Cumulative Preferred Stock, dated September 15, 2004 (incorporated by reference to Exhibit 4.1.1 of Form 10-K, filed on February 28, 2012) (File No. 001-31775).
4.1.2	Form of Certificate of Series A Cumulative Preferred Stock (incorporated by reference to Exhibit 4.1.2 of Form 10-K, filed on February 28, 2012) (File No. 001-31775).
4.2.1	Articles Supplementary for Series D Cumulative Preferred Stock, dated July 17, 2007 (incorporated by reference to Exhibit 3.5 to the Registrant’s Form 8-A, filed July 17, 2007).
4.2.2	Form of Certificate of Series D Cumulative Preferred Stock (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-A, filed July 17, 2007).
4.3.1	Articles Supplementary for Series E Cumulative Preferred Stock, dated April 15, 2011 (incorporated by reference to Exhibit 3.6 to the Registrant’s Form 8-A, filed April 18, 2011).
4.3.2	Form of Certificate of Series E Cumulative Preferred Stock (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-A, filed April 18, 2011).
4.4	Articles Supplementary for Series F Cumulative Preferred Stock, accepted for record and certified by the Maryland State Department of Assessments and Taxation on July 11, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed July 12, 2016) (File No. 001-31775).
4.5	Articles Supplementary for Series G Cumulative Preferred Stock, accepted for record and certified by the Maryland State Department of Assessments and Taxation on October 17, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on October 18, 2016) (File No. 001-31775).
4.6	Articles Supplementary for Series H Cumulative Preferred Stock, accepted for record and certified by the Maryland State Department of Assessments and Taxation on August 18, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on August 22, 2017) (File No. 001-31775).
4.7	Articles Supplementary for Series I Cumulative Preferred Stock, accepted for record and certified by the Maryland State Department of Assessments and Taxation on November 14, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on November 14, 2017) (File No. 001-31775).
4.8	Description of Securities (incorporated by reference to Exhibit 4.8 to the Registrant’s Form 10-K, filed on March 16, 2021).
10.1.1	Ashford Hospitality Trust, Inc. 2021 Stock Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 30, 2021).
5.1	Opinion of Hogan Lovells US LLP.
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
23.2	Consent of BDO USA, LLP.
24.1	Power of Attorney (included in the signature page to this registration statement).